Exhibit 10.20

[Yahoo! Letterhead]

May 28, 2010 (Supersedes offer letter of April 15, 2010)

Blake Irving

[address]

Dear Blake:

On behalf of Yahoo! Inc. (“Yahoo!” or the “Company”), I am pleased to offer you the position of Chief Product Officer, reporting to Yahoo!’s Chief Executive Officer, Carol Bartz. Your appointment is subject to approval by the Company’s Board of Directors and your compensation package as outlined herein is subject to approval of the Compensation Committee of the Board of Directors (“Compensation Committee”). For purposes of this letter, your first day of work at Yahoo! will be considered your “Employment Start Date”. This letter is your amended and restated offer letter.

Base Salary. Your starting annual base salary will be $50,000.00 per month ($600,000.00 annually), less applicable taxes and withholdings, paid semi-monthly and subject to annual review.

Executive Incentive Plan. You also will be eligible to participate in the Executive Incentive Plan (EIP) (for 2010 eligibility your Employment Start Date must be on or before October 1, 2010), with a target incentive of 100% of your annual base salary, pro-rated based on the period of time you are employed at Yahoo! in an EIP eligible position during the relevant year, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. To qualify for the incentive bonus, you must remain employed with the Company through the date that the incentive bonus is paid (as specified in the EIP). Your actual EIP payout will depend on Yahoo! financial performance and management’s assessment of your individual performance, and it is subject to, and governed by, the terms and requirements of the EIP document. Eligibility for participation in the EIP is subject to annual review.

In addition, subject to approval by the Compensation Committee, as a senior leader of Yahoo!, in 2011 you also will be eligible for consideration to receive long term incentive equity awards under the Yahoo! Inc. 1995 Stock Plan similar to other executives at your level.

Sign-On Bonus. You also will receive a sign-on bonus of $250,000.00, less applicable taxes and withholdings, payable to you on the first semi-monthly paycheck that occurs 30 days after your Employment Start Date. If during the first twelve (12) months following your Employment Start Date you voluntarily resign from your employment with Yahoo! or your employment with Yahoo! is terminated by Yahoo! with Cause1, then this sign-on bonus will become due and payable by you to Yahoo! on your last day of employment.

[1]

For purposes of this letter, “Cause” shall mean termination of your employment with the Company based upon the occurrence of one or more of the following which, with respect to clauses (1), (2) and (3) below, if curable, you have not cured within fourteen (14) days after you receive written notice from the Company specifying with reasonable particularity such occurrence: (1) your refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury or medical condition), (2) your failure or refusal to comply in any material respect with material Company policies or lawful directives, (3) your material breach of any contract or agreement between you and the Company (including but not limited to this letter agreement and any Employee Confidentiality and Assignment of Inventions Agreement or similar agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company, (4) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or your engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, or (5) your indictment or conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude. Following notice and cure as provided in the preceding sentence, upon any additional one-time occurrence of one or

Stock Options. As a part of the Yahoo! team, we strongly believe that ownership of the Company by Yahoos is an important factor to our success. Therefore, as part of your compensation, management will recommend that the Compensation Committee grant you an option to purchase 400,000 shares of Yahoo! Inc.’s common stock (the “Option”). The exercise price for the Option will be the fair market value of Yahoo! common stock on the date of grant as determined by the Compensation Committee. The Option will be subject to the terms and conditions of Yahoo! Inc.’s 1995 Stock Plan, as amended, and the applicable notice of stock option grant and stock option agreement (which will include the stock option vesting schedule), and vesting of the Option is contingent on your continued employment with Yahoo! through each vesting date. Subject to approval by the Compensation Committee, twenty-five percent (25%) of the shares subject to the Option will vest on the first anniversary of your Employment Start Date. Thereafter, one-eighth of the shares subject to the Option shall vest and become exercisable every six months, such that the Option will be fully vested on the fourth anniversary of the Employment Start Date.

Restricted Stock Units. In addition, management will also recommend that the Compensation Committee grant you an award of 125,000 Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Yahoo! Inc. 1995 Stock Plan, as amended, and the applicable restricted stock unit award agreement. Subject to the approval of the Compensation Committee, the RSUs will vest on the third anniversary of the date of grant, provided that you have been continuously employed with Yahoo! through such date. If, however, during the first twelve (12) months after your Employment Start Date your employment with Yahoo! is terminated by Yahoo! without Cause (as defined above), then 41,667 RSUs will vest (and the balance shall terminate) as of the date your employment with Yahoo! terminates, and payment of the vested RSUs will be satisfied promptly and in no event later than 2 1/2 months following the date your employment with Yahoo! terminates. If your employment with Yahoo! is terminated by Yahoo! without Cause (as defined above) after the one (1) year anniversary of your Employment Start Date and prior to the third anniversary of the grant date of the RSUs, then you will receive pro-rata accelerated vesting of 3,472.22 RSUs for each full month worked at Yahoo! after the grant date of the RSUs (and the balance shall terminate) as of the date your employment with Yahoo! terminates, and payment of the vested RSUs will be satisfied promptly and in no event later than 2 1/2 months following the date your employment with Yahoo! terminates. Any fractional shares will be rounded down to the nearest whole share. Following the vesting of the RSUs, you will receive one share of Yahoo! Inc. common stock as payment for each vested RSU (subject to tax withholding).

Benefits. A significant part of your total compensation at Yahoo! is derived from the benefits that Yahoo! provides. Yahoo! provides a very competitive benefits package for its eligible full- and part-time employees. Eligible Yahoos may participate in Yahoo!’s health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, the Employee Stock Purchase Plan, 401(k) Plan, and Yahoo!’s Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Yahoos working less than 40 hours per week may not be eligible for all benefit programs or certain benefits may be provided on a pro-rated basis. Please refer to benefit plan documents for eligibility. Of course, Yahoo! may change its benefits at any time. Prior to your Employment Start Date, you will be provided a website address and logon instructions to access detailed information about Yahoo! benefits programs, including the plan documents.

Paid Time Off. You will accrue vacation at a rate of fifteen (15) days for the first year of your employment at Yahoo!. Thereafter, you will accrue vacation at the regular Yahoo! vacation accrual rate (up to the maximum as specified in our Vacation Policy). Vacation is accrued based on hours worked, therefore Yahoos who work a part-time schedule accrue vacation on a pro-rata basis. In addition, Yahoo! currently provides eligible employees with designated company paid holidays each year.

more of the events enumerated in that sentence, the Company may terminate your employment for Cause without notice and opportunity to cure. However, should the Company choose to offer you another opportunity to cure, it shall not be deemed a waiver of its rights under this provision.

Commute Expenses. Although you will not be required to move to the San Francisco Bay Area, you will be expected to travel to Yahoo!’s office in Sunnyvale as your primary business location. In lieu of providing you with relocation benefits at this time and while you are living outside the San Francisco Bay Area, Yahoo! will initially pay you a monthly commuting allowance of $11,250, less applicable taxes and withholdings. This allowance is a taxable benefit to you.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of Yahoo!, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of Yahoo! and its clients. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at Yahoo!. Therefore, Yahoo! requests that you read, complete, and sign the enclosed Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to Yahoo! prior to your Employment Start Date. In addition, Yahoo! requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with Yahoo! shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to Yahoo!. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from serving on the boards of directors of one or two companies that are not competitors to Yahoo!, as long the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Yahoo!. Any outside activities must be in compliance with and approved if required by Yahoo!’s Code of Ethics.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that, during your employment with Yahoo! you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of Yahoo!, including, without limitation, any then-current activities relating to providing Internet navigational products or services and any then-current activities providing search, e-mail, chat, e-commerce, instant messaging, content (e.g., music, video), ISP (e.g., connectivity, bandwidth or storage) or other Internet-based delivery or functionality. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or Yahoo!, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by Yahoo!’s Chief Human Resources Officer and you.

Code of Ethics and Yahoo! Policies. Yahoo! is committed to creating a positive work environment and conducting business ethically. As an employee of Yahoo!, you will be expected to abide by the Company’s policies and procedures including, but not limited to, Yahoo!’s Guide2Working@Y! and Yahoo!’s Code of Ethics. Yahoo! requests that you review, sign and bring with you on your Employment Start Date, the enclosed Code of Ethics Acknowledgment Form.

Entire Agreement. This offer letter and the referenced documents and agreements constitute the entire agreement between you and Yahoo! with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Yahoo! concerning those subject matters.

Work Authorization/Visa. If you are in need of a work authorization, please let our Staffing Coordinator know at the time that you accept this offer. Please note that the number of employment visas available each year is limited by the U.S. government. In the event that your request for or extension of an employment visa is denied or an employment visa cannot be obtained within a reasonable amount of time (as determined by Yahoo!, in its sole discretion), Yahoo! reserves the right to withdraw or suspend this offer and/or your employment may be terminated (or if your employment has not begun, you may not become employed by Yahoo!). In the event that Yahoo! has agreed to sponsor you for an employment visa, Yahoo! will cover all expenses associated with the visa application process.

Eligibility to Work in the United States. In order for Yahoo! to comply with United States law, we ask that on your Employment Start Date you bring to Yahoo! appropriate documentation to verify your authorization to work in the United States. Yahoo! may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

Foreign National Export License. Before releasing certain export-controlled technology and software to you during your employment at Yahoo!, Yahoo! may be required to obtain an export license in accordance with United States law. Yahoo! will inform you if an export license is needed. If an export license is required, then this offer of employment and/or your continued employment (if applicable) with Yahoo! is contingent upon receipt of the export license or authorization, and Yahoo! will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secured.

Background Check. Please understand that this offer is contingent upon the successful completion of your background check.

Accepting this Offer. This offer is contingent on you starting employment at Yahoo! on or before 05/24/2010 or a date mutually agreed upon between you and the Company. To accept this offer, please sign this letter in the space provided below and fax it, the signed Proprietary Agreement, and the signed Proprietary Information Obligations Checklist to [contact]. Please also mail the original signed offer letter, the signed Proprietary Agreement and the signed Proprietary Information Obligations Checklist to Grant Bassett in the envelope provided. A second copy of each document has been provided for you to keep for your records.

Day 1: After your acceptance is received, your Recruiter/Coordinator will email you information about New Hire Orientation. If you will not be starting on a Monday coinciding with orientation, please make arrangements with me to complete the necessary eligibility to work and payroll forms on your Employment Start Date.

We can’t wait to start working with you and hope that you’ll find working at Yahoo! one of the most rewarding experiences of your life, both professionally and personally.

Start practicing your yodel!

/s/ David Windley

David Windley

Chief Human Resources Officer

I accept this offer of employment with Yahoo! Inc. and agree to the terms and conditions outlined in this letter.

/s/ Blake Irving	06/04/10
Signature	Date

Blake Irving	May 17, 2010
Full Name	Planned Employment Start Date
(Contingent upon completion of a satisfactory background check.)

Enclosures:

Employee Confidentiality and Assignment of Inventions Agreement

Proprietary Information Obligations Checklist

Code of Ethics Acknowledgment Form

At-Will Employment, Guide2Working@Yahoo!, and Privacy Policy Acknowledgment Form

cc: HR file